The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152866

Subject to completion
Preliminary Prospectus, dated October 27, 2009

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 2, 2008)

6,000,000 Shares

Common Stock

We are selling 6,000,000 shares of common stock of Superior Well Services, Inc.

Our common stock trades on the Nasdaq Global Select Market under the symbol “SWSI.” On October 26, 2009, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $12.66 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 900,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about November  , 2009.

Book-Running Manager

BofA Merrill Lynch

Lead Manager

KeyBanc Capital Markets

Co-Managers

Johnson Rice & Company L.L.C. Macquarie Capital
RBC Capital Markets	Simmons & Company International	Tudor, Pickering, Holt & Co.
PNC Capital Markets LLC	RBS	Stephens Inc.

The date of this prospectus supplement is October   , 2009.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with information different than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We believe the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate and complete as of the dates mentioned on the front covers of these documents. However, our business, financial condition and results of operations may have changed since those dates.

Information contained on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus, other than documents filed with the SEC that we incorporate by reference.

This prospectus supplement and the accompanying prospectus include market share and industry data and forecasts that we obtained from internal research, publicly available information and industry publications and surveys. Our internal research and forecasts are based upon management’s understanding of industry conditions, and such information has not been verified by any independent sources. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our position relative to our competitors refer to the most recent data available to us.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering of common stock. Please read “Risk Factors” on page S-11 of this prospectus supplement for information regarding risks you should consider before investing in our common stock.

In this prospectus supplement, unless the context otherwise requires, the terms “Superior Well Services,” “Superior,” “we,” “us” and “our” refer to Superior Well Services, Inc. and its wholly owned subsidiaries. Unless we specifically state otherwise, the information in this prospectus supplement does not assume the underwriters have exercised their option to purchase additional shares. If you are not familiar with some of the oilfield services industry terms used in this prospectus supplement, please read our Glossary of Oilfield Services Terms included as Appendix A to this prospectus supplement.

Superior Well Services, Inc.

We are a publicly traded oilfield services company operating in many of the major oil and natural gas producing regions of the United States. We provide a wide range of wellsite solutions to oil and natural gas companies, primarily technical pumping, completion, down-hole surveying and fluid logistics services. We focus on offering technologically advanced equipment and services at competitive prices, which we believe allows us to successfully compete against both major oilfield services companies and smaller, independent service providers. We offer our customers specialized equipment and service solutions that many of our smaller independent competitors currently do not offer. Although our larger competitors, such as Halliburton Company, Schlumberger Limited and BJ Services Company, offer many similar products and services, we believe that the combination of our competitive pricing and our strong emphasis on safety and highly responsive customer service allows us to successfully compete with them. We also believe our ability to provide multiple services allows us to maximize efficiency, reduce lead times and provide cost effective solutions for our customers.

Historically, we have identified and pursued opportunities in markets where we could capitalize on our competitive advantages to establish a significant market presence. Since 1997, our operations have expanded from two service centers in the Appalachian region to 28 service centers providing coverage across 38 states. Our customer base has grown from 89 customers in 1999 to over 1,200 customers today. The majority of our customers are regional, independent oil and natural gas companies. We serve these customers in key markets in many of the active domestic oil and natural gas producing regions, including the Appalachian, Mid-Continent, Rocky Mountain, Southwest and Southeast regions of the United States.

In November 2008, we purchased the pressure pumping, fluid logistics, completion, production and rental tools business lines from Diamondback Energy Holdings, LLC, or Diamondback, for approximately $202.0 million. As part of the acquisition, we acquired 128,000 horsepower, 105 transports and trucks, 400 frac tanks and six water disposal wells. The assets that we purchased from Diamondback are operating in the Anadarko, Arkoma and Permian Basins, as well as the Barnett Shale, the Woodford Shale, West Texas, southern Louisiana and the Texas Gulf Coast.

We have increased our net income from $1.3 million in 2000 to $38.8 million in 2008. We have increased our revenue from $15.1 million in 2000 to $520.9 million in 2008, with a corresponding increase in Adjusted EBITDA, a non-GAAP financial measure, from $2.8 million to $113.3 million over the same period. However, we experienced a net loss of $64.4 million for the nine months ended September 30, 2009, compared to net income of $26.9 million for the nine months ended September 30, 2008. Our revenue for the nine months ended September 30, 2009 decreased to $303.5 million from $359.2 million for the nine months ended September 30, 2008. Our Adjusted EBITDA for the nine months ended September 30, 2009 decreased to $(5.2) million from $77.0 million for the nine months ended September 30, 2008. This decrease is primarily attributable to reduced revenues resulting from the severe decline in the demand for our services as our customers have reduced their exploration and production expenditures in response to the lower demand for energy since the last half of 2008. Please see “— Recent Developments — Operations Update.” For a definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income and a discussion of Adjusted EBITDA as a performance measure, please see “— Summary Historical Financial Data — Non-GAAP Financial Measure.”

Our services are conducted through two principal business segments, which are technical services and fluid logistics. Each business segment includes service lines that contain similarities among customers, financial performance and management, as well as the economic and business conditions impacting their activity levels. Technical services include technical pumping, down-hole surveying and completion, production and rental tool services. Fluid logistics services include those services related to the transportation, storage and disposal of fluids that are used in the drilling, development and production of hydrocarbons. Substantially all of our customers are domestic oil and natural gas exploration and production companies that typically require many of the services we offer in their operations. The following is a brief description of the services and equipment we offer.

Technical Services

Technical Pumping Services.  We offer three types of technical pumping services — stimulation, nitrogen and cementing — which accounted for 64.2%, 6.7% and 18.0%, respectively, of our revenue for the year ended December 31, 2008, and 65.5%, 6.2% and 13.3%, respectively, of our revenue for the nine months ended September 30, 2009. Our fluid-based stimulation services include fracturing and acidizing, which are designed to improve the flow of oil and natural gas from producing zones. In addition to our fluid-based stimulation services, we also use nitrogen to stimulate wellbores. Our foam-based nitrogen stimulation services accounted for substantially all of our total nitrogen services revenue for the nine months ended September 30, 2009. Our cementing services consist of blending high-grade cement and water with various additives to create a cement slurry that is pumped through the well casing into the void between the casing and the bore hole. Once the slurry hardens, the cement isolates fluids and gases, which protects the casing from corrosion, holds the well casing in place and controls the well.

Completion, Production and Rental Tool Services.  Completion, production and rental tool services were added in connection with the Diamondback asset acquisition and accounted for 0.4% or our revenue for the year ended December 31, 2008 and 3.6% of our revenue for the nine months ended September 30, 2009. Our completion, production and rental tool services and other production related activities include specialty services, many of which are performed after drilling has been completed. Consequently, these services occur later in the lifecycle while a well is being completed or during the production stage. These specialty services include plugging and abandonment and roustabout services, as well as the sale and rental of equipment. These services require skilled personnel and various types and sizes of equipment. As newly drilled oil and natural gas wells are prepared for production, our completion services include selectively testing producing zones of the wells before and after stimulation.

Down-Hole Surveying Services.  We offer two types of down-hole surveying services — logging and perforating — which collectively accounted for approximately 9.4% of our revenue for the year ended December 31, 2008 and 5.8% of our revenue for the nine months ended September 30, 2009. Our logging services involve the gathering of down-hole information through the use of specialized tools that are lowered into a wellbore from a truck. An armored electro-mechanical cable, or wireline, is used to transmit data to our surface computer that records various characteristics about the formation or zone to be produced. We provide perforating services as the initial step of stimulation by lowering specialized tools and perforating guns into a wellbore by wireline. The specialized tools transmit data to our surface computer to verify the integrity of the cement and position the perforating gun, which fires shaped explosive charges to penetrate the producing zone to create a short path between the oil or natural gas reservoir and the production tubing to enable the production of hydrocarbons. In addition, we also perform workover services aimed at improving the production rate of existing oil and natural gas wells, including perforating new hydrocarbon bearing zones in a well once a deeper zone or formation has been depleted.

Fluid Logistics Services

Oil and natural gas operations use and produce significant quantities of fluids. We provide a variety of services to assist our customers to obtain, transport, store and dispose of fluids that are involved in the drilling, development and production of hydrocarbons. Our fluid logistics services were added in connection with the Diamondback asset acquisition. We own or lease over 156 fluid hauling transports and trucks, which are used to transport various fluids in the lifecycle of an oil or natural gas well. As of September 30, 2009, we also owned approximately 400 frac tanks, which are rented to producers for use in fracturing and stimulation operations and other fluid storage needs. We use our fleet of fluid hauling trucks to fill and empty the frac tanks and we deliver and remove these tanks from the well sites. As of September 30, 2009, we owned and operated six water disposal wells in Texas and Oklahoma. The disposal wells are an important component of fluid logistic operations as they provide an efficient solution for the disposal of waste waters. Fluid logistics accounted for approximately 1.2% of our revenue for the year ended December 31, 2008 and approximately 5.6% of our revenue for the nine months ended September 30, 2009.

Recent Developments

Operations Update

The drop in prices for oil and natural gas that began in the last half of 2008, coupled with the volatility in the equity and credit markets, have caused many exploration and production companies to reduce their capital spending, which has significantly reduced the demand for our services. This reduced demand has resulted in significant downward pressure on our prices during the first nine months of 2009 as our competitors have focused on significantly lowering their prices, in some cases below their marginal costs, to utilize their excess capacity. Even though we have witnessed a slow and steady increase in the drilling rig counts during the third quarter of 2009, we continue to experience heavy pricing pressure in all of our service offerings. We believe these pressures will continue until drilling activity materially increases and the current imbalance of excess capacity is reabsorbed. In response to the downturn, we have taken several steps during the first nine months of 2009 to decrease our spending levels and control costs. These steps included a 50% reduction in our workforce from the beginning of 2009 to 1,307, the suspension of operations at a number of unprofitable service centers, compensation and benefit plan reductions and other reductions in our cost structure. The actions we have taken have resulted in significant cost savings, as demonstrated in the following table, and we expect to continue to implement other cost-saving measures during the remainder of 2009 to further improve our cost structure.

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009
	(Dollars in thousands)

Revenue	$122,281	$90,492	$90,772
Net Income (loss)	(14,711)	(37,912)	(11,785)
Adjusted EBITDA(1)	(1,065)	(7,258)	3,172

(1)	For a definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income and a discussion of Adjusted EBITDA as a performance measure, please see “— Summary Historical Financial Data — Non-GAAP Financial Measure.”

Amendment to Credit Agreement

In response to reduced demand for our services, we amended our credit agreement on September 23, 2009 to replace existing financial covenants with financial covenants that are more in line with our current and anticipated results of operations. As of September 30, 2009, we were in compliance with the financial covenants in the credit agreement.

In the amendment, we agreed to a reduction in the total capacity under our credit facility from $250.0 million to $175.0 million, which will be further reduced to $125.0 million on January 1, 2010. In addition, the amendment converted the credit facility into a borrowing base facility in which the amounts outstanding under the credit facility cannot exceed the lesser of the total capacity and a borrowing base that currently consists of (a) 80% of eligible accounts receivable, (b) 50% of eligible inventory and (c) 30% (to be reduced to 20% on January 1, 2010) of the net book value of property, plant and equipment. The amendment also increased the interest rates that we have the option to select from that are applicable to amounts outstanding under our credit facility to either LIBOR plus 4.0% or the prime lending rate plus 2.0%.

In the amendment, we agreed to raise a minimum of $50.0 million on or before December 31, 2009 through either assets sales, the issuance of equity or a combination of both. We have agreed to use the net proceeds from these assets sales and equity issuances, including the net proceeds from this offering, to pay down amounts outstanding under our credit facility. We expect the net proceeds from this offering to fully discharge our obligation under the amendment to pay down our credit facility by a minimum of $50.0 million on or before December 31, 2009. See “Use of Proceeds.”

Our Business Strategies

We intend to grow our revenue and profitability over the long term by pursuing the following business strategies.

Expand Our Operations and Market Presence Over the Long Term

Given the current market conditions we do not anticipate significant growth in the near term. However, our long-term growth strategy contemplates continuing to expand our operations by leveraging our solid relationships with existing customers. We intend to continue to establish new service centers as our customers invite us into existing markets and expand their operations into new markets. We further intend to selectively pursue acquisitions of other oilfield services providers that complement our existing operations or allow us to enter new markets. We also intend to expand our operations by hiring qualified personnel in new markets where we can capitalize on our competitive strengths.

Emphasize Our High Value, Single Source Approach

We create value for our customers by developing and offering technologically advanced fluids, equipment and technical pumping and down-hole surveying services comparable to major oilfield services providers, but frequently at lower prices than those offered by our larger competitors. We believe our ability to provide multiple services also creates an advantage over our smaller independent competitors by providing customers with a single source for a wide range of oilfield services.

Pursue Customers Requiring Advanced Fluid Technology for Higher Pressure Stimulation

We plan to pursue additional customers whose stimulation services projects require advanced fluid technology at relatively high pressures (8,000 to 10,000 psi). We typically realize increased revenue and higher margins from these high-pressure projects. We currently serve these types of customers in Mississippi and Oklahoma and plan to pursue similar customers in our higher growth markets in East Texas, northern Louisiana and the Rocky Mountain region through our service centers in Utah, Louisiana and New Mexico.

Maintain Our Streamlined Management Structure

Our management structure is designed to give our field level managers responsibility for the sales and marketing of our equipment and services and our central management team responsibility for strategic and logistical decisions. Our field level managers have significant local knowledge of our numerous operating areas and have developed strong relationships with our customers at the field level. We intend to maintain this streamlined management structure because the majority of our customers’ purchasing decisions are typically made at the field level and are often influenced by the strength of existing relationships. We also believe this structure allows us to be more responsive to customer needs than our larger competitors, which we believe typically have a more layered and complex management structure.

Emphasize Highly Responsive Customer Service

Our emphasis on highly responsive customer service has been an integral part of our growth and success. We locate our service centers near our customers to allow us to handle short lead-time projects. In addition, our experienced employees have the technological expertise to understand our customers’ needs and provide specialized equipment and services packages. We plan to continue to leverage our reputation for highly responsive customer service both to attract new customers and to enhance the solid and long-standing relationships we have with our existing customers.

Our Competitive Strengths

As a result of the following strengths, we believe we are well positioned to execute our business strategies:

Established Reputation and Solid Customer Base

Based on customer surveys, we believe we have an established reputation for safety and highly responsive customer service. Our customer base has grown from 89 customers in 1999 to over 1,200 customers today. Our customers include leading exploration and production companies such as Chesapeake Energy Corporation, Atlas America, Inc., Cimarex Energy Co, El Paso Production Company, Encana Corp, Cabot Oil & Gas Corp, Range Resources Corporation and Dominion Exploration & Production Incorporated. We believe this growth in our customer base is attributable to our strong safety record and our focus on highly responsive customer service.

Technologically Advanced Fluids, Equipment and Services

We develop and offer technologically advanced fluids, equipment and multiple services to meet our customers’ specialized needs. We believe demand for these fluids, equipment and services will increase as our customers explore unconventional reservoirs that require relatively high stimulation pressures to produce.

Low Cost Operations

We believe we are able to offer technologically advanced fluids, equipment and services at competitive prices due to our streamlined management structure and focus on cost controls. Our fleet of customized multi-purpose trucks and units enables us to service our customers’ wells with fewer trucks and less manpower. We also control costs and quality by assembling in-house a substantial portion of our equipment, including high-tech customized pumping trucks, cementing and stimulating bulk handling trucks, iron trucks and frac vans. Our low cost structure enhances our profitability during up cycles and enables us to better withstand downturns in the oil and natural gas industry.

Broad Geographic Presence

Our existing 28 service centers enable us to respond rapidly to our customers’ short lead-time projects. Our service centers are strategically located in the Appalachian, Mid-Continent, Rocky Mountain, Southeast and Southwest regions of the United States and allow us to service customers in markets across 38 states.

Experienced Management Team with Proven Track Record

Each member of our current operating management team has at least 26 years of oilfield services industry experience, primarily with Halliburton Energy Services, Inc. We believe our management team has successfully demonstrated its ability to grow our business both organically and through selective acquisitions and to manage our operations in both favorable and unfavorable market conditions.

Incentivized Management Ownership

Through their significant equity ownership, the interests of our management team are strongly aligned with those of our stockholders. Our management team beneficially owns approximately 14% of our outstanding common stock. In addition, we have adopted a stock incentive plan through which we grant our directors and executive officers restricted stock, performance stock awards or phantom stock awards if specified performance goals are met.

Our Structure

Our operations are currently conducted through, and our operating assets are owned by, our wholly owned operating subsidiaries, Superior Well Services, Ltd. and SWSI Fluids, LLC. Superior Well Services, Inc. was formed on March 2, 2005 as a Delaware corporation to serve as the parent holding company for our operating subsidiaries.

Our Executive Offices and Internet Address

Our principal executive offices are located at 1380 Rt. 286 East, Suite #121, Indiana, Pennsylvania 15701, and our telephone number is (724) 465-8904. We maintain a website at http://www.swsi.com. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus other than documents filed with the SEC that we incorporate by reference, and you should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into this prospectus supplement and accompanying prospectus by reference or in any free writing prospectus that we may provide to you when making a decision as to whether or not to invest in our common stock.

The Offering

Common stock offered by us	6,000,000 shares.

6,900,000 shares if the underwriters exercise their option to purchase additional shares in full.

Common stock outstanding after the offering	29,803,503 shares.

30,703,503 shares if the underwriters exercise their option to purchase additional shares in full.

Use of proceeds	We expect the net proceeds to us from this offering, after deducting underwriting discounts but before estimated offering expenses, to be approximately $72.2 million, based on an assumed offering price to the public of $12.66 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on October 26, 2009. We intend to use the net proceeds from this offering to repay approximately $71.4 million of outstanding indebtedness under our credit facility and pay approximately $750,000 of estimated expenses associated with this offering. At October 26, 2009, we had $147.5 million outstanding under our credit facility.

The underwriters may also purchase up to an additional 900,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any. We will use the net proceeds we receive from any exercise of the underwriters’ option to repay borrowings under our credit facility.

See “Use of Proceeds.”

Nasdaq Global Select Market symbol	“SWSI”

Conflicts of Interest

An affiliate of RBS Securities Inc. served as sole lead arranger and sole bookrunner on our credit facility and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., PNC Capital Markets LLC and RBC Capital Markets Corporation are lenders under our credit facility. A portion of the net proceeds from this offering will be used to repay, among other lenders, certain of the underwriters or their affiliates who are lenders under our credit facility. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with NASD Rule 2720(a)(1).

Summary Historical Financial Data

The following table sets forth our summary historical consolidated financial data as of the dates and for the periods shown. The summary historical consolidated financial data for the year ended December 31, 2008 presented below are derived from the audited consolidated financial statements of Superior Well Services, Inc. incorporated by reference in this prospectus supplement. The summary consolidated financial data for the nine-month periods ended September 30, 2008 and 2009 are derived from the unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Our results of operations for the nine months ended September 30, 2009 are not necessarily indicative of our results of operations for 2009 or any other future period.

The summary consolidated financial data as of and for the nine-month period ended September 30, 2008 do not give effect to the Diamondback asset acquisition that closed on November 18, 2008 and, therefore, are not comparable to the summary consolidated financial data as of and for the nine-month period ended September 30, 2009. The summary historical consolidated financial data as of and for the year ended December 31, 2008 presented below include the results of the Diamondback asset acquisition from and after November 18, 2008.

The following information should be read in conjunction with “Capitalization,” our historical consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the documents incorporated by reference in this prospectus supplement and the unaudited pro forma condensed consolidated financial statements incorporated by reference in this prospectus supplement. Our unaudited pro forma condensed consolidated financial statements incorporated by reference in this prospectus supplement are not necessarily indicative of the results that actually would have been achieved during the nine-month period ended September 30, 2008 if the Diamondback acquisition had occurred in January 1, 2007 or that may be achieved in the future.

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2008	2008	2009
	Actual	Actual	Actual
		(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)

Statements of Income Data:
Revenue	$520,889	$359,183	$303,545
Cost of revenue	406,044	280,899	323,447

Gross profit	114,845	78,284	(19,902)
Selling, general and administrative expenses	45,702	31,614	41,421
Goodwill impairment and intangible impairment	—	—	33,479

Operating income	69,143	46,670	(94,802)
Interest expense	2,834	876	10,132
Other income (expense)	(135)	(137)	410
Income tax expense (benefit)	27,362	18,756	(40,116)

Net income (loss)	$38,812	$26,901	$(64,408)

Dividends on preferred stock	(108)	—	(2,250)
Net income (loss) available to common shareholders	$38,704	$26,901	$(66,658)

Net income per common share
Basic	$1.67	$1.16	$(2.87)
Diluted	$1.64	$1.16	$(2.87)
Average Shares Outstanding
Basic	23,150,463	23,149,220	23,216,789
Diluted	23,661,608	23,306,924	26,216,789

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2008	2008	2009
	Actual	Actual	Actual
		(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)

Statements of Cash Flow Data:
Net cash provided by operations	$51,706	$39,790	$5,771
Net cash used in investing	(174,060)	(79,552)	(23,581)
Net cash provided by financing	118,481	40,681	16,196
Capital expenditures, net of construction payables	90,424	75,519	23,581
Acquisitions, net of cash acquired	84,242	6,006	1,928
Depreciation, amortization and accretion	41,806	28,554	53,556
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,637	$6,429	$23
Property, plant and equipment, net	453,990	286,146	422,484
Total assets	658,230	413,910	598,600
Long-term debt	208,042	51,470	227,275
Stockholders’ equity	337,615	282,285	273,217
Other Financial Data:
Adjusted EBITDA(1)	$113,336	$75,087	$(5,151)

(1)	We define Adjusted EBITDA as net income before interest expense, income tax expense, non-cash stock compensation expense, non-cash goodwill and intangible impairment and depreciation, amortization and accretion expense. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.

Non-GAAP Financial Measure

We believe Adjusted EBITDA is useful to an equity investor in evaluating our operating performance because:

•	it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which the assets were acquired; and

•	it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating results.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	to assess compliance with financial ratios and covenants included in our credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

The following table presents a reconciliation of Adjusted EBITDA with our net income on a historical basis for each of the periods indicated.

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2008	2008	2009
	Actual	Actual	Actual
		(Unaudited)	(Unaudited)
	(Dollars in thousands)

Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$38,812	$26,901	$(64,408)
Income tax expense (benefit)	27,362	18,756	(40,116)
Interest expense	2,834	876	10,132
Stock compensation expense	2,522	1,873	2,206
Goodwill and intangible impairment	—	—	33,479
Depreciation, amortization and accretion	41,806	28,554	53,556

Adjusted EBITDA	$113,336	$76,960	$(5,151)

	Three Months Ended
	March 31,	June 30,	September 30,
	2009	2009	2009
	(Dollars in thousands)

Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(14,711)	$(37,912)	$(11,785)
Income tax expense (benefit)	(7,752)	(24,376)	(7,988)
Interest expense	3,176	3,150	3,806
Stock compensation expense	737	734	735
Goodwill and intangible impairment	—	33,155	324
Depreciation, amortization and accretion	17,485	17,991	18,080

Adjusted EBITDA	$(1,065)	$(7,258)	$3,172

RISK FACTORS

Before you invest in our common stock, you should carefully consider those risk factors set forth in the accompanying prospectus, our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, together with all of the other information and documents included or incorporated by reference in this prospectus supplement and the accompanying prospectus in evaluating an investment in our common stock. If any of the risks discussed in the accompanying prospectus, our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, or in any document incorporated by reference into this prospectus supplement or the accompanying prospectus, were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus and other factors, most of which are beyond our control.

The words “will,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained or incorporated by reference in this prospectus supplement are forward-looking statements.

Although we believe that the forward-looking statements contained or incorporated by reference in this prospectus supplement are based upon reasonable assumptions, the forward-looking events and circumstances discussed or incorporated by reference in this prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Important factors that may affect our expectations, estimates or projections include:

•	a continued decrease in domestic spending by the oil and natural gas exploration and production industry;

•	a continued decline in or substantial volatility of crude oil and natural gas commodity prices;

•	current weaknesses in the credit and capital markets and lack of credit availability;

•	our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance or our inability to raise sufficient funds through assets sales or equity issuances;

•	overcapacity and competition in our industry;

•	unanticipated costs, delays and other difficulties in executing our long-term growth strategy, including difficulties associated with our integration of the Diamondback asset acquisition;

•	the loss of one or more significant customers;

•	the loss of or interruption in operations of one or more key suppliers;

•	the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and

•	the other factors that we describe in this prospectus supplement under “Risk Factors.”

Our forward-looking statements speak only as of the date of this prospectus supplement. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We expect the net proceeds to us from this offering, after deducting underwriting discounts and commissions but before estimated offering expenses, to be approximately $72.2 million ($83.0 million if the underwriters’ option to purchase additional shares is exercised in full), based on an assumed offering price to the public of $12.66 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on October 26, 2009.

We intend to use the net proceeds from this offering to repay approximately $71.4 million of outstanding indebtedness under our credit facility and pay approximately $750,000 of estimated expenses associated with this offering. We expect the net proceeds from this offering to fully discharge our obligation to pay down our credit facility by a minimum of $50.0 million on or before December 31, 2009. As of October 26, 2009, we had $147.5 million outstanding under our credit facility. This indebtedness had a weighted average interest rate as of October 26, 2009 of 4.35% and our credit facility matures on March 31, 2013. Approximately $71.5 million of the amount outstanding under our credit facility as of October 26, 2009 was used by us to finance a portion of the Diamondback asset acquisition.

The underwriters may also purchase up to an additional 900,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any. We will use the net proceeds we receive from any exercise of the underwriters’ option to repay borrowings under our credit facility.

An increase or decrease in the assumed public offering price of $1.00 per share would cause the net proceeds from this offering, after deducting underwriting discounts and commissions but before estimated offering expenses, to increase or decrease by approximately $5.7 million (or approximately $6.6 million if the underwriters’ option to purchase additional shares is exercised in full). Separately, an increase or decrease of 10% in the number of shares sold by us in this offering would cause the net proceeds from this offering, after deducting underwriting discounts and commissions but before estimated offering expenses, to increase or decrease by approximately $7.2 million (or approximately $8.3 million if the underwriters’ option to purchase additional shares is exercised in full).

An affiliate of RBS Securities Inc. served as sole lead arranger and sole bookrunner on our credit facility and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., PNC Capital Markets LLC and RBC Capital Markets Corporation, each an underwriter in this offering, are lenders under our credit facility that will be partially repaid with the net proceeds from this offering. Please see “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2009 (1) on a historical basis and (2) as adjusted to give effect to this offering and the anticipated use of the net proceeds as described under “Use of Proceeds.”

The information set forth below was derived from and is qualified by reference to the historical consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement. The information in this table is unaudited. You should read this information in conjunction with “Summary Historical Financial Data,” the historical consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

	Actual	As Adjusted
	(Dollars in thousands)

Cash and cash equivalents	$23	$23

Total debt, including current portion:
Credit facility	146,358	74,946
Second lien notes	80,000	80,000

Other debt	1,074	1,074

Total debt	227,432	156,020

Stockholders’ equity:
Preferred stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized, Series A 4% Convertible Preferred Stock, non-voting, 75,000 shares issued and outstanding (liquidation preference $75 million)	1	1
Common stock, $.01 par value per share, 70,000,000 shares authorized, 23,803,503 actual shares and 29,803,503 as adjusted shares issued and outstanding	237	297
Additional paid-in capital	232,000	303,352
Retained earnings	40,979	40,979

Total stockholders’ equity	273,217	344,629

Total capitalization	$500,649	$500,649

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SWSI.” As of October 26, 2009, there were 28,803,503 shares outstanding, held by approximately 159 holders of record. The following table sets forth, for the quarterly periods indicated, the high and low sales prices for our common stock as reported on the Nasdaq Global Select Market during 2007, 2008 and 2009.

	High	Low

Fiscal Year Ending December 31, 2009
Fourth Quarter(1)	$14.13	$8.85
Third Quarter	$11.97	$4.96
Second Quarter	$15.42	$4.76
First Quarter	$12.69	$4.11
Fiscal Year Ended December 31, 2008
Fourth Quarter	$25.10	$8.10
Third Quarter	$35.83	$22.10
Second Quarter	$34.69	$20.00
First Quarter	$26.78	$16.88
Fiscal Year Ended December 31, 2007
Fourth Quarter	$23.45	$18.87
Third Quarter	$26.24	$17.10
Second Quarter	$28.02	$22.18
First Quarter	$25.54	$21.20

(1)	Covers the period from October 1, 2009 through October 26, 2009.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. Instead, we currently intend to retain all future earnings to fund the development and growth of our business. Additionally, the terms of our Series A 4% convertible preferred stock provide that no dividends may be paid on any shares of our common stock unless and until all accumulated and unpaid dividends on outstanding shares of our Series A 4% convertible preferred stock have been declared and paid in full. As of October 26, 2009, all dividends that had accumulated on our Series A 4% convertible preferred stock through September 30, 2009 had been paid in full. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant.

DESCRIPTION OF CAPITAL STOCK

As of October 26, 2009, our authorized capital stock consisted of:

•	70,000,000 shares of common Stock, $0.01 par value; and

•	10,000,000 shares of preferred stock, $0.01 par value, 75,000 of which are currently designated as the Series A Preferred Stock.

As of the date of this prospectus supplement, 23,803,503 shares of common stock and 75,000 shares of Series A Preferred Stock were outstanding. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and by the provisions of applicable law.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of our common stock can elect all of the members of our board of directors standing for election other than the Additional Directors described below under “Series A Preferred Stock — Voting Rights.” The holders of our common stock are entitled to receive dividends as may be declared by our board of directors. Upon our liquidation, dissolution or winding-up, and the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and any shares issued pursuant to this prospectus supplement and the accompanying prospectus will be, fully paid and non-assessable. The holders of our common stock have no preemptive or other subscription rights to purchase our common stock.

Series A Preferred Stock

General

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be senior to those of our common stock, without further vote or action by our stockholders. Our board of directors has designated 75,000 shares of our preferred stock as Series A Preferred Stock. All 75,000 shares are currently outstanding. The Series A Preferred Stock has a liquidation value of $1,000 per share, or $75.0 million in the aggregate.

The Series A Preferred Stock is, and when issued, any shares of our common stock issued upon the conversion of the Series A Preferred Stock will be, fully paid and nonassessable. The holders of the Series A Preferred Stock have no preemptive or preferential right to purchase or subscribe to our stock, obligations, warrants or other securities of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Series A Preferred Stock and our common stock is American Stock Transfer & Trust Company.

Ranking

The Series A Preferred Stock, with respect to the payment of dividends or in the distribution of assets upon our liquidation, winding-up or dissolution, ranks:

•	senior to our common stock and each other class of capital stock or series of preferred stock authorized after the original issue date of the Series A Preferred Stock over which the Series A

Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Junior Stock”);

•	on parity with each class of capital stock or series of preferred stock authorized after the original issue date of the Series A Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock authorized after the original issue date of the Series A Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Senior Stock”).

There are no shares of Parity Stock or Senior Stock currently authorized or outstanding and so long as any shares of Series A Preferred Stock are outstanding, we may not authorize or issue any class or series of Parity Stock or Senior Stock (or any security convertible into or exchangeable for Parity Stock or Senior Stock) without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock. Without the consent of any holder of Series A Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of fully Junior Stock. See “— Voting Rights” below.

Dividends

Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment of dividends, cumulative dividends in cash at the annual rate of $40.00 per share (equivalent to 4.0% of the liquidation value per annum), and no more, payable quarterly on the first day of December, March, June and September, respectively, in each year, commencing December 1, 2008. Dividends on shares of Series A Preferred Stock are cumulative (whether or not declared and whether or not in any dividend period or dividend periods there are funds legally available for the payment of those dividends) from the original issue date. The amount of dividends payable for each full quarterly dividend period equals the annual dividend amount divided by four. Dividends on the Series A Preferred Stock are computed for any period less than or greater than a full quarter on the basis of a year of 360 days of equal 30-day months. No interest will be paid on any unpaid dividends. Dividends will be payable to the holders of record of the Series A Preferred Stock appearing on our stock books on such record dates, not more than 60 days nor less than ten days before the applicable dividend payment dates, as may be fixed by our board of directors. We may declare and pay dividends in arrears for any past dividend periods at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than ten days preceding the applicable payment date, as may be fixed by our board of directors.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A Preferred Stock, is limited by the terms of our outstanding indebtedness. For example, our revolving credit facility prevents us from paying cash dividends on our capital stock if we are in default under our credit agreement. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

Payment Restrictions

So long as any shares of Series A Preferred Stock are outstanding, we may not, directly or indirectly, declare or pay or set apart for payment any dividends (other than a dividend payable solely in fully Junior Stock) or make any other distribution on Junior Stock or redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other similar fund for the redemption or purchase of, any Junior Stock

(other than the acquisition of Junior Stock as a result of a reclassification, exchange or conversion of Junior Stock solely into fully Junior Stock), unless:

•	all accrued, cumulated and unpaid dividends on the Series A Preferred Stock and any Parity Stock for all past quarterly dividend periods have been paid in full;

•	all accrued, cumulated and unpaid dividends on the Series A Preferred Stock and any Parity Stock for the current quarterly dividend period have been paid in full, or have been declared and a sum sufficient for their payment has been set aside; and

•	in the case of any dividend or distribution constituting any Property Dividend (as defined in the certificate of designations for the Series A Preferred Stock) on Junior Stock, after giving effect to such dividend, the aggregate value (determined in good faith by our board of directors) of all such dividends on Junior Stock since the original issue date of the Series A Preferred Stock would not exceed 50% of our consolidated net income, determined in accordance with generally accepted accounting principles consistent with our financial statements, calculated on a cumulative basis from October 1, 2008 through the most recently completed fiscal quarter ending prior to the date of payment of such dividend.

We may not declare, pay or set apart for payment any full dividends on any shares of Parity Stock unless the full dividends on all outstanding shares of the Series A Preferred Stock for all quarterly dividend periods ending on or prior to the date of payment of such full dividends have been or contemporaneously are declared and paid or declared and an amount in cash sufficient for payment has been set aside. Any dividends not paid in full will be allocated pro rata among the shares of Series A Preferred Stock and the shares of such Parity Stock.

Redemption

We may, at our option, redeem any or all of the outstanding shares of Series A Preferred Stock at any time on or after November 18, 2013 (which we will refer to as an “Optional Redemption”). The redemption price payable for each share of Series A Preferred Stock redeemed pursuant to an Optional Redemption will be an amount in cash equal to 101% of the Liquidation Value (as defined below) plus all accrued dividends to the redemption date. We will give notice of an Optional Redemption by mail, postage prepaid, not less than ten days nor more than 60 days prior to the date fixed for such redemption, to each holder of record of the shares of Series A Preferred Stock to be redeemed appearing on our stock books as of the date of such notice at the address shown for the holder.

If notice of redemption of shares of Series A Preferred Stock to be redeemed on a redemption date has been duly given, and if we deposit cash in the amount of the aggregate redemption price of such shares in a trust for the pro rata benefit of the holders of such shares on or prior to such redemption date, then from and after the time of such deposit, or, if no such deposit is made, then upon such redemption date and notwithstanding that any certificate representing any such shares has not been surrendered for cancellation, (1) dividends on such shares will cease to accrue on such redemption date, (2) the holders of such shares will cease to be stockholders with respect to such shares, (3) such shares will no longer be deemed to be outstanding and will no longer be transferable on our books and (4) such holders will have no interest in or claim against us with respect to such shares except only the right to receive from us the amount payable on redemption thereof, without interest (or, in the case of such deposit, from such bank or trust company the funds so deposited, without interest), upon surrender of the certificates representing such shares on or after the redemption date (or, in the case of such deposit, at any time after such deposit). Any funds so deposited by us in a trust which are not required for the redemption of any shares of Series A Preferred Stock because of the conversion thereof will be released from such trust and repaid to us. Any funds so deposited in a trust and unclaimed at the end of two years from the date fixed for redemption shall, to the extent permitted by law, be repaid to us upon our request, after which the holders of such shares will look only to us for payment thereof.

An Optional Redemption will be affected only out of funds legally available for such purpose. If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to any Optional

Redemption, the shares of Series A Preferred Stock to be redeemed will be determined pro rata among all holders of Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by such holders.

In the event that any shares of Series A Preferred Stock are converted into common stock prior to the close of business on the business day prior to the date fixed for redemption, (i) we will not be obligated to nor have the right to redeem such shares on such date and (ii) any funds that have been deposited for the payment of the applicable redemption price shall be returned to us.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of our affairs, after payment or provision for payment of our debts and other liabilities, the holders of the Series A Preferred Stock will be entitled to receive an amount in cash equal to $1,000 per share (which we will refer to as the “Liquidation Value”), plus an amount equal to all accrued dividends on each such share to the date fixed for distribution or payment before any distribution is made to holders of shares of Junior Stock upon any such liquidation, dissolution or winding-up. If, upon any liquidation, dissolution or winding-up of our affairs, our assets, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Preferred Stock and the holders of any shares of Parity Stock with respect to any distribution of assets upon liquidation, dissolution or winding-up of our affairs are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds will be distributed among the holders of Series A Preferred Stock and the holders of such Parity Stock ratably in proportion to the respective aggregate amounts to which they are entitled.

The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Series A Preferred Stock will not have voting rights except as set forth below or as otherwise required by Delaware law. As to matters upon which holders of shares of Series A Preferred Stock are entitled to vote, the holders of Series A Preferred Stock will be entitled to one vote per share.

If and whenever at any time or times dividends payable on Series A Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for two quarterly periods (whether or not consecutive) or all Series A Preferred Stock validly tendered for repurchase in accordance with the provisions of the certificate of designations described below under “— Offer to Repurchase upon Fundamental Change” (and not withdrawn) are not repurchased on the applicable date (which we will refer to together as a “Preferred Default”), then the number of directors constituting our board of directors will be automatically increased by two (which we will refer to as the “Additional Directors”) and the holders of the Series A Preferred Stock will have the exclusive right voting together as a single, separate class to elect the Additional Directors to fill such newly created directorships.

Whenever the voting rights of the Series A Preferred Stock described above are vested, such rights may be exercised initially either at a special meeting of the holders of the Series A Preferred Stock having such voting rights or at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent pursuant to Section 228 of the Delaware General Corporation Law of the holders of the Series A Preferred Stock entitled to vote thereon. These voting rights will continue until such time as the Preferred Default has been cured, at which time such voting rights shall terminate and the newly created directorships will lapse. The voting rights described above will revest in the case of each and every subsequent Preferred Default.

At any time when the voting rights described above are vested in the holders of the Series A Preferred Stock, and if such rights have not already been initially exercised, a proper officer of the Company, upon the written request of the holders of record of 33-1/3% in number of shares of the Series A Preferred

Stock outstanding, addressed to the Secretary of the Company, shall call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing directors. Such meeting will be held at the earliest practicable date, but not to exceed 60 days after such request.

At any meeting held for the purpose of electing directors at which the holders of the Series A Preferred Stock have the right to elect directors, the presence in person or by proxy of the holders of 33-1/3% of the then outstanding shares of Series A Preferred Stock will constitute a quorum of such class for the election of directors by such class.

Any vacancy occurring in the office of an Additional Director elected by the holders of Series A Preferred Stock may be filled by the remaining Additional Director elected by the holders of the Series A Preferred Stock unless and until such vacancy has been filled by the holders of the Series A Preferred Stock. Further, so long as any shares of the Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our certificate of incorporation, we may not, directly or indirectly (including through merger or consolidation with any other entity or otherwise), without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

•	authorize or approve the issuance of or otherwise permit to be outstanding any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, Parity Stock or Senior Stock, or authorize or create, or increase the authorized number of, any class or series of Parity Stock or Senior Stock or any security convertible into, or convertible or exchangeable for, shares of any such class or series;

•	amend, alter or repeal any of the provisions of the certificate of designations designating the Series A Preferred Stock as a series of preferred stock or of our certificate of incorporation so as to affect adversely the powers, designations, preferences and rights of the Series A Preferred Stock or the holders thereof; or

•	except as may be required under provisions of the certificate of designations described below under “— Offer to Repurchase upon Fundamental Change,” purchase less than all shares of the Series A Preferred Stock at the time outstanding unless the full dividends on all outstanding shares of the Series A Preferred Stock that are not to be purchased and on any shares of Parity Stock for all past dividend periods with respect thereto ending prior to the date of purchase or redemption have been paid and the full dividends thereon for the current dividend period either has been paid in cash or has been declared and a sum in cash sufficient for the payment has been set aside by us for the pro rata benefit of the holders thereof.

Conversion at the Option of the Holder

The holders of shares of Series A Preferred Stock have the right, at their option, to convert such shares into a number of shares of our common stock equal to the aggregate Liquidation Value for all shares so converted divided by the then applicable conversion price (which is initially $25.00 per share of common stock), subject to adjustment as described under “— Anti-dilution Adjustments” below.

In order to convert shares of Series A Preferred Stock the holder thereof shall surrender at the office of the transfer agent for the Series A Preferred Stock, the certificate or certificates therefor, duly endorsed or assigned to us or in blank, and give written notice to us at such office of the election to convert such shares. Except as provided below, no payment or adjustment will be made upon any conversion on account of any dividends accrued on the shares of Series A Preferred Stock surrendered for conversion or on account of any dividends on our common stock issued upon conversion. In the case of any share of Series A Preferred Stock that is converted after any record date for a dividend payment and on or prior to such dividend payment date, the full quarterly dividend that would otherwise have been payable on such dividend payment date will be payable on such dividend payment date notwithstanding such conversion, and such dividend will be paid to the person in whose name that share of Series A Preferred Stock is registered at the close of business on such record date; provided that shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the shares of Series A Preferred Stock to the opening of business on the date for payment of such dividend must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares of Series A Preferred Stock being surrendered for conversion.

Shares of Series A Preferred Stock will be deemed to have been converted immediately prior to the close of business on the day of surrender of the certificates for such shares for conversion, and at such time the rights of the holder of such shares as holders thereof will cease and from and after such time the person or persons entitled to receive the common stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such common stock. As promptly as practicable on or after the conversion date, we will issue and deliver at such office a certificate or certificates for the number of full shares of common stock issuable upon such conversion, together with payment in lieu of any fraction of a share, to the person or persons entitled to receive the same. In case shares of Series A Preferred Stock are called for redemption, the right to convert such shares will cease and terminate at the close of business on the business day prior to the date fixed for redemption, unless default is made in payment of the redemption price.

Conversion at Our Option

We have the right, at our option, to cause the Series A Preferred Stock, in whole but not in part, to automatically convert into common stock based on the conversion price then in effect in accordance with the procedures described above under “—Conversion at the Option of the Holder” (except as otherwise provided below). We refer to such conversion as a forced conversion. We may exercise our right to cause a forced conversion only if (i) the quoted price (as defined below) of our common stock equals or exceeds 125% of the conversion price for at least ten trading days (as defined below) within any period of 20 consecutive trading days, (ii) we have paid all accrued dividends on the outstanding shares of Series A Preferred Stock for all past dividend periods and (iii) on such forced conversion date, either (A) we have an effective registration statement on file with the Securities and Exchange Commission that permits the immediate resale of the common stock by any holder thereof that receives such common stock in the forced conversion or (B) none of the common stock issued in the forced conversion bears a restrictive securities legend and all such shares of common stock are freely tradeable by the holders thereof under applicable securities laws and we have not imposed any stop-order or other restrictions on the resale thereof.

The “quoted price” is the last reported sales price regular way or, in case no such reported sale takes place, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that will be selected from time to time by us for that purpose.

A “trading day” is each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

To exercise our right to call a forced conversion, we must issue a press release prior to the close of business on the tenth trading day following any date on which the conditions described above are met announcing such a forced conversion. We will also mail notice to holders not more than two business days after the date of the press release of the election to call a forced conversion. The forced conversion date will be a date selected by us and will be no more than ten days after the date on which we issue the press release described above. In addition to any information required by applicable law or regulation, such press release and notice will state, as appropriate: (a) the forced conversion date; (b) the number of shares of our common stock to be issued upon conversion of each share of Series A Preferred Stock; (c) the number of shares of Series A Preferred Stock to be converted; and (d) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the forced conversion date.

On and after the forced conversion date, (1) dividends will cease to accumulate on the Series A Preferred Stock, (2) such shares will no longer be deemed to be outstanding and will no longer be transferrable on our books and (3) all rights of holders will terminate except for the right to receive the whole shares of common stock issuable upon conversion based upon the conversion price then in effect, the right to receive cash in lieu of fractional shares, the right to have the forced conversion registration statement remain in effect as described above, and the right to receive any dividend payable as described in the following sentence. If the forced conversion date occurs between the close of business on any dividend record date and the close of business on any dividend payment date, the dividend payment with respect to the Series A Preferred Stock will be payable to the record holder of such share on such dividend record date.

Offer to Repurchase upon Fundamental Change

In connection with any fundamental change, we are obligated to make an offer to repurchase each share of Series A Preferred Stock then outstanding at a purchase price per share in cash equal to 100% of the Liquidation Value plus accrued dividends through the fundamental change repurchase date (as defined below). Each holder will retain the right to convert shares of Series. A Preferred Stock to be repurchased at any time on or prior to the fundamental change repurchase date.

A “fundamental change” is the occurrence of any of the following events:

•	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock or other capital stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and either (x) such person or group files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (y) we otherwise become aware of any such person or group; provided that this clause shall not apply to a transaction covered in the second following clause below, including any exception thereto; or

•	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

•	we merge or consolidate with or into any other person, or any person merges with us, other than a merger, consolidation or other transaction in which either (x) we are the surviving entity or (y) immediately after such merger, consolidation or other transaction, (a) there is no class of Senior Stock or Parity Stock and (b) the holders of more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors immediately prior to the transaction(s) own or control, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the surviving entity or any parent thereof; or

•	we or any one or more of our subsidiaries conveys, transfers, sells or otherwise disposes in a single transaction or a series of related transactions (including any spin-off or in-kind distribution) all or a majority of the net book value of our and our subsidiaries’ properties and assets on a consolidated basis to any person or group (other than to us and our wholly-owned subsidiaries); or

•	our stockholder approve any plan or proposal for our liquidation, dissolution or winding-up.

The “fundamental change repurchase date” is the date specified by us for the repurchase of the Series A Preferred Stock in the fundamental change notice referred to in the following sentence. Within ten business days after the effective date of a fundamental change, we will commence the fundamental change offer by delivering a descriptive notice containing the information specified in the certificate of designations for the Series A Preferred Stock, not less than 20 nor more than 45 business days prior to the expected fundamental change repurchase date, addressed to the holders of record of the Series A Preferred Stock as they appear in our records as of the date of such fundamental change.

Any fundamental change offer will be subject to limitations in our credit agreement and the indenture governing our Second Lien Notes due 2013 (the “Notes”).

Unless waived by the holders representing a majority of the outstanding shares of Series A Preferred Stock, we will deposit in a trust by the fundamental change repurchase date, for the pro rata benefit of the holders of such shares, funds consisting of cash or cash equivalents sufficient to pay the repurchase price on the fundamental change repurchase date. The deposit in trust will be irrevocable as of the fundamental change repurchase date, except that we will be entitled to receive from the paying agent (A) the repurchase price with respect to shares of Series A Preferred Stock that are not repurchased and (B) the interest or other earnings, if any, earned on any such deposit. The holders of the shares repurchased will have no claim to such interest or other earnings, and any funds deposited with the paying agent and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the fundamental change repurchase date will be repaid, together with any interest or other earnings thereon, to us. After any such repayment, the holders of the shares entitled to the funds so returned to us shall look only to us for such payment, without interest. Notwithstanding the deposit of such funds, we shall remain liable for the payment of the repurchase price to the extent it is not paid as described herein and the certificate of designations for the Series A Preferred Stock.

The paying agent on our behalf will pay the repurchase price on the fundamental change repurchase date upon surrender of the certificates representing the shares of Series A Preferred Stock to be repurchased (properly endorsed or assigned for transfer, if we require and letters of transmittal and instructions on reasonable terms are included in the notice sent by us).

Notwithstanding anything to the contrary in the section of the certificate of designations for the Series A Preferred Stock governing repurchases upon a fundamental change, each holder shall retain the right to convert shares of Series A Preferred Stock to be repurchased at any time on or prior to the fundamental change repurchase date.

We may not enter into any agreement providing for a fundamental change of the type described in clause three or clause four in the definition of fundamental change above unless the acquiring party in such fundamental change agrees to cause us to make the repurchases contemplated in the section of the certificate of designations for the Series A Preferred Stock governing repurchases upon a fundamental change on the fundamental change repurchase date for such fundamental change and agrees, for the benefit of the holders of record of the Series A Preferred Stock (including making them beneficiaries of such agreement), that to the extent we are not legally able to repurchase the Series A Preferred Stock, such acquiring party will purchase the Series A Preferred Stock on such fundamental change repurchase date as a condition to the consummation of the transaction.

Any repurchase of the Series A Preferred Stock pursuant to the section of the certificate of designations for the Series A Preferred Stock governing repurchases upon a fundamental change shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets legally available therefor (valued at the fair market value thereof on the date of payment, as determined by our board of directors).

Fractional Shares

We are not required to issue any fractional shares of our common stock upon the conversion of any share of Series A Preferred Stock, but we may pay cash in lieu of issuing any fractional share of our common stock that would otherwise be issuable upon such conversion. If more than one share of Series A Preferred Stock is presented for conversion at the same time by the same holder, the number of full shares of our common stock issuable upon such conversion will be computed on the basis of the aggregate number of shares of Series A Preferred Stock.

Anti-dilution Adjustments

The conversion price will be adjusted, subject to and on terms more fully set forth in the certificate of designations for the Series A Preferred Stock, if we:

(1) subdivide, split or combine our common stock;

(2) pay dividends or make other distributions on our common stock in shares of our common stock;

(3) make any payment to all holders of our common stock of any dividend, or any other distribution, of any shares of our capital stock, evidences of our indebtedness, cash or other assets (including rights, warrants or other securities), other than any dividend or distribution (i) upon certain mergers or consolidations or sales or (ii) of any common stock or warrant right referred to in paragraph (2) above or paragraph (5) below;

(4) make certain tender offers (including certain exchange offers) for the purchase of all or any portion of our outstanding shares of common stock;

(5) make or issue a dividend or distribution to all holders of our common stock of any warrants or other rights to subscribe for or purchase any shares of our common stock that are exercisable for a period of not more than 45 days (other than a distribution of such warrants or rights upon certain mergers or consolidations or sales), whether or not the rights to subscribe or purchase thereunder are immediately exercisable, and the consideration per share for which shares of our common stock may at any time thereafter be issuable pursuant to such warrants or other rights is less than the current market price per share of our common stock on the record date fixed for determination of the holders of our common stock entitled to receive such dividend or distribution; or

(6) reclassify our common stock (other than any such reclassification in connection with certain mergers or consolidations or sales) into shares of our common stock and shares of any other class of our stock or evidences of our indebtedness, cash or other assets (including rights, warrants or other securities).

The adjustments to be made in each such event are set forth in the certificate of designations for the Series A Preferred Stock and will be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the conversion price that would otherwise be required will be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the conversion price immediately prior to the making of such adjustment by at least 1%. In computing adjustments, fractional interests in our common stock will be taken into account to the nearest one-thousandth of a share.

We may at our option, at any time while the shares of Series A Preferred Stock remain outstanding, increase the number of shares of our common stock into which each share of Series A Preferred Stock is convertible, or decrease the conversion price, in addition to those changes described above, as deemed advisable by our board of directors, in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

Upon the occurrence of each adjustment of the conversion price, we will promptly:

•	compute such adjustment in accordance with the terms of the certificate of designations;

•	after such adjustment becomes effective, deliver a notice to each holder of record of the shares of Series A Preferred Stock appearing on our stock books as of the date of such notice at the address of said holder shown therein which notice shall set forth such adjustment (including the kind and amount of securities, cash or other property for which the shares of Series A Preferred Stock shall be convertible and the conversion price) and showing in detail the facts upon which such adjustment is based; and

•	deliver to the transfer agent or agents for the Series A Preferred Stock a certificate of our Treasurer setting forth the conversion price and the number of shares of our common stock into which each share of Series A Preferred Stock is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the current market price of our common stock or the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined).

SEC Reports

So long as any shares of the Series A Preferred Stock remain outstanding, if we are not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act, we will cause quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by our independent certified public accountants) to be (a) mailed to each holder of record of the shares of Series A Preferred Stock appearing on our stock books as of the date of such mailing at the address of said holder shown therein or, (b) posted to our web-site, in any case within 45 days after the last day of each applicable quarter and 90 days after the last day of each applicable fiscal year.

Required Notices to Holders

If we propose to take certain actions described in the certificate of designations for the Series A Preferred Stock, we are required to file notices of such actions with the transfer agent or agents for the Series A Preferred Stock and deliver notices of such actions to the holder of record of the majority of the outstanding shares of Series A Preferred Stock. The certificate of designations for the Series A Preferred Stock describes the specific items that must be included in any such notice, the applicable time period for the giving of any such notice and our obligations if we cancel any proposed action relating to any such notice. Failure to give any such notice with respect to any action shall neither affect the validity of such action nor foreclose any remedies that a holder may have for such breach by us.

Additional Preferred Stock

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be senior to those of the common stock, without further vote or action by our stockholders. Our board of directors has designated 75,000 shares of our preferred stock as Series A Preferred Stock. All 75,000 shares are currently outstanding. We have no present plans to issue any additional shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and, as a result, protect the continuity of our management. The issuance of shares of preferred stock under our board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of our common stock.

Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders.  Our certificate of incorporation and bylaws provide that, except with respect to the voting rights of the holders of the Series A Preferred Stock described above under “Series A Preferred Stock — Voting Rights,” any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Amendment of the Bylaws.  Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws, but only at any regular or special meeting of stockholders by the votes of holders of not less than a majority of the voting power of all outstanding voting stock.

Classified Board.  Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but our certificate of incorporation provides that our board of directors must consist of not less than three nor more than 11 directors.

Special Meetings of Stockholders.  Our bylaws preclude the ability of our stockholders to call special meetings of stockholders, except that the holders of the Series A Preferred Stock have the ability to call a special meeting in the circumstances described above under “Series A Preferred Stock — Voting Rights.”

Other Limitations on Stockholder Actions.  Advance notice is required for our stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the ability of our stockholders to remove directors without cause is precluded.

Limitation of Liability of Officers and Directors.  Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination under Delaware Law.  We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained the status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued under employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

In connection with our initial public offering, we entered into a registration rights agreement with holders of our common stock, including David E. Wallace, Rhys R. Reese, Jake Linaberger, David E. Snyder and Mark A. Snyder, prior to our initial public offering under which such holders have certain demand and piggyback registration rights with respect to all shares of our common stock that they received in connection with our initial public offering and continue to own. Under this registration rights agreement, these holders have the right to cause us to register the sale of these shares under the Securities Act. Whenever sales of these shares are registered under the Securities Act, those shares will become freely tradable immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Please read “Certain Relationships and Related Person Transactions — Registration Rights Agreements” in our Proxy Statement for our Annual Meeting of Stockholders filed on Schedule 14A on April 1, 2009 for more information about this registration rights agreement.

In connection with the closing of the Diamondback acquisition, we entered into a registration rights agreement with Diamondback that covers resales of the Series A Preferred Stock, the shares of our common stock issuable upon conversion of the Series A Preferred Stock and the Notes. Pursuant to the registration rights agreement, we filed a shelf registration statement covering the Notes, shares of the Series A Preferred Stock and shares of our common stock issuable upon conversion of the Series A Preferred Stock and agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective, subject to certain limited exceptions, until the latest of (i) the date on which all registrable securities have been sold, (ii) the date on which the SEC requires that the shelf registration statement be taken down and (iii) the date on which there are no longer any registrable securities.

The registration rights agreement also grants certain demand and piggyback registration rights with respect to the registrable securities.

We will pay, as liquidated damages, additional cash interest on the applicable Notes and additional cash dividends on the applicable shares of Series A Preferred Stock, subject to certain exceptions, if (i) any registration statement required by the registration rights agreement has not been declared effective (or become automatically effective) on or prior to the date specified for such effectiveness in the registration rights agreement or (ii) any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose in breach of the terms of the registration rights agreement without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared or automatically becomes effective. The rate of the additional interest and additional dividends will be 0.25% per annum for the first 90-day period immediately following the occurrence of such failure, and each such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all such failures have been cured, up to a maximum additional rate of 0.75% per annum. We will pay such additional interest and additional dividends on regular interest and dividend payment dates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Quotation of Common Stock

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SWSI.”

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,550,000
KeyBanc Capital Markets Inc.	1,200,000
Johnson Rice & Company L.L.C.	337,500
Macquarie Capital	337,500
RBC Capital Markets Corporation	337,500
Simmons & Company International	337,500
Tudor, Pickering, Holt & Co.	337,500
PNC Capital Markets LLC	187,500
RBS Securities Inc.	187,500
Stephens Inc.	187,500

Total	6,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $750,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 900,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and certain of their affiliates have agreed not to sell or transfer any common stock or securities exchangeable or exercisable for or convertible into common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	sell or offer any common stock;

•	contract or grant any option to sell (including, without limitation, any short sale) any common stock;

•	pledge or transfer any common stock;

•	establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act;

•	otherwise dispose of any common stock, options or warrants to acquire shares of common stock; or

•	publicly announce an intention to do any of the foregoing.

This lock-up provision applies to common stock and to securities exchangeable or exercisable for or convertible into common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person or entity executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

The foregoing lock-up provisions will not apply to Rule 10b5-1 trading plans intended to be established after the completion of the offering by Jacob B. Linaberger, our President, and Rhys R. Reese, our Executive Vice President, Chief Operating Officer and Secretary. Each Rule 10b5-1 plan will provide for no more than one sale per month of up to 15,000 shares, which sales may commence during the lock-up period and may continue for up to eighteen months.

Nasdaq Global Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “SWSI.”

FINRA Regulations

An affiliate of RBS Securities Inc. served as sole lead arranger and sole bookrunner on our credit facility and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., PNC Capital Markets LLC and RBC Capital Markets Corporation are lenders under our credit facility. A portion of the net proceeds from this offering will be used to repay, among other lenders, certain of the underwriters or their affiliates who are lenders under our credit facility. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with NASD Rule 2720(a)(1).

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus may be available on the Internet web sites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ web sites is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

In addition to the relationships set forth under “FINRA Regulations” above, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

THIS DOCUMENT RELATES TO AN EXEMPT OFFER IN ACCORDANCE WITH THE OFFERED SECURITIES RULES OF THE DUBAI FINANCIAL SERVICES AUTHORITY. THIS DOCUMENT IS INTENDED FOR DISTRIBUTION ONLY TO PERSONS OF A TYPE SPECIFIED IN THOSE RULES. IT MUST NOT BE DELIVERED TO, OR RELIED ON BY, ANY OTHER PERSON. THE DUBAI FINANCIAL SERVICES AUTHORITY HAS NO RESPONSIBILITY FOR REVIEWING OR VERIFYING ANY DOCUMENTS IN CONNECTION WITH EXEMPT OFFERS. THE DUBAI FINANCIAL SERVICES AUTHORITY HAS NOT APPROVED THIS DOCUMENT NOR TAKEN STEPS TO VERIFY THE INFORMATION SET OUT IN IT, AND HAS NO RESPONSIBILITY FOR IT. THE SHARES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS SUPPLEMENT MAY BE ILLIQUID AND/OR SUBJECT TO RESTRICTIONS ON THEIR RESALE. PROSPECTIVE PURCHASERS OF THE SHARES OFFERED SHOULD CONDUCT THEIR OWN DUE DILIGENCE ON THE SHARES. IF YOU DO NOT UNDERSTAND THE CONTENTS OF THIS DOCUMENT YOU SHOULD CONSULT AN AUTHORISED FINANCIAL ADVISER.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and certain other legal matters in connection with this offering will be passed upon for us by Vinson & Elkins LLP, Houston, Texas and passed upon for the underwriters by Jones Day.

EXPERTS

The consolidated financial statements for the year ended December 31, 2008 for Superior Well Services, Inc. and Management’s Report on Internal Control over Financial Reporting incorporated by reference in the prospectus have been so incorporated by reference in reliance upon the reports of Schneider Downs & Co., Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K), and that is deemed “filed,” with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (Commission File No. 000-51435):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as amended by Form 10-K/A, filed on September 21, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K, filed on November 21, 2008, as amended by Form 8-K/A filed on December 24, 2008, March 4, 2009, April 21, 2009 and September 24, 2009; and

•	the description of our common stock in our Registration Statement on Form 8-A, filed on July 15, 2005, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Thomas W. Stoelk
Superior Well Services, Inc.
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
Telephone: (724) 465-8904

We also make available free of charge on our internet website at http://www.swsi.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on or accessible through our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on or accessible through our website as part of this prospectus supplement, other than documents filed with the SEC that we incorporate by reference.

APPENDIX A

GLOSSARY OF OILFIELD SERVICES TERMS

Acidizing:  The process of pumping solvent into the well as a means of dissolving unwanted material.

Bore hole:  The wellbore itself, including the openhole or uncased portion of the well. Bore hole may refer to the inside diameter of the wellbore wall, the rock face that bounds the drilled hole.

Casing:  Steel pipe placed in an oil or gas well as drilling progresses to prevent the wall of the hole from caving in, to prevent seepage of fluids, and to provide a means of extracting petroleum if the well is productive.

Exploration:  The initial phase in petroleum operations that includes generation of a prospect or play or both, and drilling of an exploration well.

Formation:  A body of rock that is sufficiently distinctive and continuous that it can be mapped.

Fracturing:  Mechanically inducing a crack or surface of breakage within rock not related to foliation or cleavage in metamorphic rock in order to enhance the permeability of rocks greatly by connecting pores together.

Fracturing stimulation vans (frac vans):  A vehicle transporting a high-pressure, high-volume pump used in hydraulic fracturing treatments.

Logging:  Taking a measurement versus depth or time, or both, of one or more physical quantities in or around a well. The term comes from the word “log” used in the sense of a record or a note. Wireline logs are taken down-hole, transmitted through a wireline to surface and recorded there.

Perforating:  The process of creating holes in the casing or liner to achieve efficient communication between the reservoir and the wellbore.

Perforating gun:  A device used to perforate oil and natural gas wells in preparation for production.

Production:  The phase that occurs after successful exploration and development and during which hydrocarbons are drained from an oil or gas field.

Pumping trucks:  A vehicle transporting a high-pressure, high-volume pump used in hydraulic fracturing treatments. This vehicle can also be used in cement and nitrogen pumping operations.

Reservoir:  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Rig:  The machine used to drill a wellbore.

Stimulation:  The general process of improving well productivity through fracturing or acidizing operations.

Technologically advanced fluids:  A fluid formulated using proven company-developed chemistry. Our technologically advanced fluids are used during stimulation services and exceed the capabilities of normal fluids in overcoming viscosity, fluid-loss and high temperatures.

Wellbore:  See definition of “Bore hole.”

Wireline:  A general term used to describe well-intervention operations conducted using single-strand or multistrand wire or cable for intervention in oil or gas wells.

A-1

PROSPECTUS

$500,000,000

SUPERIOR WELL SERVICES, INC.

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.

The aggregate initial offering price of the securities that we will offer will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “SWSI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus is dated September 2, 2008.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Superior,” “we” or “our” are to Superior Well Services, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our annual report on Form 10-K for the year ended December 31, 2007;

•	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2008 and the quarter ended June 30, 2008;

•	Our current reports on Form 8-K filed on January 7, 2008, January 18, 2008, March 11, 2008, May 8, 2008, June 2, 2008, July 11, 2008 and August 7, 2008 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	the description of our common stock in our Registrant Statement on Form 8-A, filed on July 15, 2005, and all amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of a particular offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Superior Well Services, Inc.
Attention: Corporate Secretary
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(724) 465-8904

We also maintain a website at http://www.swsi.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, as well as other written and oral statements made or incorporated by reference from time to time by us and our representatives in other reports, filings with the SEC, press releases, conferences, or otherwise, may be deemed to be forward-looking statements within the meaning of Section 2lE of the Exchange Act. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” and similar expressions, as they relate to us and our management, identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our subsequent SEC filings and those factors summarized below:

•	a decrease in domestic spending by the oil and natural gas exploration and production industry;

•	a decline in or substantial volatility of natural gas and crude oil commodity prices;

•	overcapacity and competition in our industry;

•	unanticipated costs, delays and other difficulties in executing our growth strategy;

•	the loss of one or more significant customers;

•	the loss of or interruption in operations of one or more key suppliers;

•	the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

Your investment in our securities involves risks.  You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our securities is appropriate for you.

The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

Our business depends on domestic spending by the oil and natural gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the supply of and demand for oil and natural gas and related products;

•	domestic and worldwide economic conditions;

•	political instability in oil producing countries;

•	price of foreign imports of oil and natural gas, including liquefied natural gas;

•	substantial lead times on our capital expenditures;

•	weather conditions;

•	technical advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	merger and divestiture activity among oil and natural gas producers.

The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by some of our customers. This reduction may cause a decline in the demand for our services or adversely affect the price of our services. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for us to service declines. We cannot predict the future level of demand for our services, future natural gas and crude oil commodity prices or future conditions of the well services industry.

A decline in or substantial volatility of natural gas and crude oil commodity prices could adversely affect the demand for our services.

The demand for our services is substantially influenced by current and anticipated natural gas and crude oil commodity prices and the related level of drilling activity and general production spending in the areas in which we have operations. Historical prices for natural gas and crude oil have been extremely volatile and are expected to continue to be volatile. Volatility or weakness in natural gas and crude oil commodity prices (or the perception that natural gas and crude oil commodity prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending for existing wells. This, in turn, could result in lower demand for our services as the products and services we provide are, to a substantial extent, deferrable in the event oil and natural gas companies reduce capital expenditures. As a result, we may experience lower utilization of, and may be forced to lower our rates for, our equipment and services. A decline in natural gas and crude oil commodity prices or a reduction in drilling or production activities could materially adversely affect the demand for our services and our results of operations. This has in the past and may in the future adversely affect our business. A prolonged low level of activity in the oil and natural gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

We may incur substantial indebtedness or issue additional equity securities to execute our growth strategy, which may reduce our profitability and result in significant dilution to our stockholders.

Our business strategy has included, and will continue to include, growth through the acquisitions of assets and businesses. To the extent we do not generate sufficient cash from operations, we may need to incur substantial indebtedness to finance future acquisitions and capital expenditures and also may issue equity securities to finance such acquisitions and capital expenditures. For example, our business is capital intensive, with long lead times required to fabricate our equipment. If available sources of capital are insufficient at any time in the future, we may be unable to fund maintenance requirements, acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could adversely affect our financial condition and results of operations. Any additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to our stockholders. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions. We also must meet certain financial covenants in order to borrow money under our revolving credit facility to fund future acquisitions, and we may be unable to meet such covenants. Recent turmoil in the credit markets, including events related to the sub-prime mortgage market, and the potential impact on liquidity of major financial institutions may have an adverse effect on our ability to fund our business strategy through borrowings, under either existing or newly created instruments in the public or private markets on terms we believe to be reasonable.

If we do not successfully manage the potential difficulties associated with our growth strategy, our operating results could be adversely affected.

We have grown rapidly over the last several years through internal growth, including the establishment of new service centers, and acquisitions of other businesses and assets. We believe our future success depends in part on our ability to manage the rapid growth we have experienced and the demands from increased responsibility on our management personnel. The following factors among others, could present difficulties to us:

•	lack of sufficient experienced management personnel;

•	failure to anticipate the actual cost and timing of establishing new service centers;

•	increased administrative burden; and

•	increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected. In addition, we may have difficulties managing the increased costs associated with our growth, which could adversely affect our operating margins and profitability.

It has been our experience that when we establish a new service center in a particular operating region, it may take from 12 to 24 months before that service center has a positive impact on the operating income that we generate in the relevant region. Additionally, discounts at new service centers are typically higher than at established service centers. For example, the opening of our new service centers in Oklahoma, Colorado, Wyoming and New Mexico in 2007 was materially delayed due to late equipment deliveries, facility procurement delays and holdups in obtaining regulatory permits. These delays caused the new service centers to open much later in 2007 than originally planned and resulted in lower 2007 revenue for the new service centers in Oklahoma and New Mexico and no revenue contribution for the new service centers in Colorado and Wyoming. As a result, our net income and earnings per share in 2007 were materially lower than anticipated. We may continue to experience material negative impacts on our earnings due to our expansion program and the delay in new service centers becoming profitable.

Our business strategy also includes growth through the acquisitions of assets and other businesses. We may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. In addition, we may not be successful in integrating our acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention. Even if we are successful in integrating our acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital.

We depend on a relatively small number of customers for a substantial portion of our revenue. The inability of one or more of our customers to meet their obligations or the loss of our business with our major customers, in particular, may adversely affect our financial results.

Although we have expanded our customer base, we derive a significant amount of our revenue from a relatively small number of independent oil and natural gas companies. In 2007 and 2006, eight companies accounted for 42% and 45% of our revenue, respectively. Our inability to continue to provide services to these key customers, if not offset by additional sales to other customers, could adversely affect our financial condition and results of operations. Moreover, the revenue we derived from our two largest customers constituted approximately 12% and 9%, respectively, of our total revenue for the year ended December 31, 2007. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations. This concentration of customers may also impact our overall exposure to credit risk in that customers may be similarly affected by changes in economic and industry condition. We do not generally require collateral in support of our trade receivables.

Competition within the oilfield services industry may adversely affect our ability to market our services.

The oilfield services industry is highly competitive and fragmented and includes several large companies that compete in many of the markets we serve, as well as numerous small companies that compete with us on a local basis. Our larger competitors’ greater resources could allow them to better withstand industry downturns, compete more effectively on the basis of technology and geographic scope and retain skilled personnel. We believe the principal competitive factors in the market areas we serve are price, product and service quality, availability of crews and equipment and technical proficiency. Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services or expand into service areas where we operate. Competitive pressures or other factors also may result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our results of operations and financial condition. In addition, competition among oilfield services and equipment providers is affected by each provider’s reputation for safety and quality.

Our industry is prone to overcapacity, which results in increased competition and lower prices for our services.

Because natural gas and crude oil prices and drilling activity have recently been at historically high levels, oilfield service companies have been acquiring additional equipment to meet their customers’ increasing demand for services. This has resulted in an increased competitive environment and a significant increase in capacity among us and our competitors in certain of our operating regions. For example, this increased capacity resulted in significant downward pricing pressure and increased discounts for our services in certain of our operating regions, which adversely affected our financial condition and results of operations in 2007. To the extent that overcapacity persists, we will continue to experience significant downward pricing pressure and lower demand for our services, which will continue to adversely affect our financial condition and results of operations.

The loss of or interruption in operations of one or more of our key suppliers could have a material adverse effect on our operations.

Our reliance on outside suppliers for some of the key materials and equipment we use in providing our services involves risks, including limited control over the price, timely delivery and quality of such materials or equipment.

With the exception of our contracts with our largest suppliers of nitrogen and fracturing sand, we have no contracts with our suppliers to ensure the continued supply of materials. Historically, we have placed orders with our suppliers for periods of less than one year. Any required changes in our suppliers could cause material delays in our operations and increase our costs. In addition, our suppliers may not be able to meet our future demands as to volume, quality or timeliness. Our inability to obtain timely delivery of key materials or equipment of acceptable quality or any significant increases in prices of materials or equipment could result in material operational delays, increase our operating costs, limit our ability to service our customers’ wells or materially and adversely affect our business and operating results.

We may not be able to keep pace with the continual and rapid technological developments that characterize the market for our services, and our failure to do so may result in our loss of market share.

The market for our services is characterized by continual and rapid technological developments that have resulted in, and will likely continue to result in, substantial improvements in equipment functions and performance. As a result, our future success and profitability will be dependent in part upon our ability to:

•	improve our existing services and related equipment;

•	address the increasingly sophisticated needs of our customers; and

•	anticipate changes in technology and industry standards and respond to technological developments on a timely basis.

If we are not successful in acquiring new equipment or upgrading our existing equipment on a timely and cost-effective basis in response to technological developments or changes in standards in our industry, we could lose market share. In addition, current competitors or new market entrants may develop new technologies, services or standards that could render some of our services or equipment obsolete, which could have a material adverse effect on our operations.

Our industry has recently experienced shortages in the availability of qualified field personnel. Any difficulty we experience adding or replacing qualified field personnel could adversely affect our business.

We may not be able to find enough skilled labor to meet our employment needs, which could limit our growth. There is currently a reduced pool of qualified workers in our industry, particularly in the Rocky Mountain region, due to increased activity in the oilfield services and commercial trucking sectors. Therefore, we may have problems finding enough skilled and unskilled laborers in the future if the demand for our services increases. In that event, it is possible that we will have to raise wage rates to attract and train workers from other fields in order to retain or expand our current work force. If we are not able to increase our service rates sufficiently to compensate for wage rate increases, our financial condition and results of operations may be adversely affected.

Other factors may also limit our ability to find enough workers to meet our employment needs. Our services are performed by licensed commercial truck drivers and equipment operators who must perform physically demanding work. As a result of our industry volatility and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. We believe that our success is dependent upon our ability to continue to employ, train and retain skilled technical personnel. Our inability to do so would have a material financial condition and results of operations.

The loss of key members of our management or the failure to attract and motivate key personnel could have an adverse effect on our business, financial condition and results of operations.

We depend to a large extent on the services of some of our executive officers and directors. The loss of the services of David E. Wallace, our Chief Executive Officer, Jacob B. Linaberger, our President, Rhys R. Reese, an Executive Vice President and our Chief Operating Officer, and other key personnel, or the failure to attract and motivate key personnel, could have an adverse effect on our business, financial condition and results of operations. We have entered into employment agreements with Messrs. Wallace, Reese and Linaberger that contain non-compete agreements. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce all of the provisions in the employment agreements. We do not maintain key person life insurance on the lives of any of our executive officers or directors. The death or disability of any of our executive officers or directors may adversely affect our operations.

Our operations are subject to inherent risks, some of which are beyond our control, and these risks may not be fully covered under our insurance policies. The occurrence of a significant event that is not covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, craterings, fires, oil spills and hazardous materials spills. These conditions can cause:

•	personal injury or loss of life;

•	destruction of property, equipment, the environment and wildlife; and

•	suspension of operations.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a wellsite location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims. The frequency and severity of such incidents affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of such incidents could affect our ability to obtain projects from oil and natural gas companies.

We do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. In addition, we are subject to various self-retentions and deductibles under our insurance policies. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. We also may not be able to maintain adequate insurance in the future at rates we consider reasonable, and insurance may not be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance cost prohibitive. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination.

We are subject to federal, state and local laws and regulations regarding issues of health, safety and protection of the environment. Under these laws and regulations, we may become liable for penalties arising from non-compliance, property and natural resource damages or costs of performing remediation. Any changes in these laws and regulations could increase our costs of doing business.

Our operations are subject to federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, waste management, and transportation of waste and other substances. Liability under these laws and regulations could result in cancellation of well operations, expenditures for compliance and remediation, and liability for property damages and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders. In addition, the oil and natural gas operations of our customers and therefore our operations, particularly in the Rocky Mountain region, are limited by lease stipulations designed to protect various wildlife.

Our down-hole surveying operations use densitometers containing sealed, low-grade radioactive sources such as Cesium-137 that aid in determining the density of down-hole cement slurries, waters and sands as well as help evaluate the porosity of specified subsurface formations. Our activities involving the use of densitometers are regulated by the U.S. Nuclear Regulatory Commission and specified agencies of applicable agreement states that work cooperatively in implementing the federal regulations. In addition, our down-hole surveying operations involve the use of explosive charges that are regulated by the U.S. Department of Justice and the Bureau of Alcohol, Tobacco, Firearms, and Explosives. Standards implemented by these regulatory agencies require us to obtain licenses or other approvals for the use of such densitometers as well as explosive charges.

Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. The modification or interpretation of existing laws or regulations, or the adoption of new laws or regulations, could curtail exploratory or developmental drilling for oil and natural gas and could limit our well services opportunities. Some environmental laws and regulations may impose joint and several, strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or due to the conduct of, or conditions caused by, prior operators or other third parties. Clean-up costs and other damages arising as a result of environmental laws and regulations, and costs associated with changes in such laws and regulations could be substantial and could have a material adverse effect on our financial condition. Please read “Business — Environmental Regulation” “ in our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference to this prospectus for more information on the environmental laws and government regulations that are applicable to us.

Our operations may incur substantial liabilities to comply with climate change legislation and regulatory initiatives.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere. In response to such studies, the U.S. Congress has been actively considering legislation to reduce emissions of greenhouse gases. In addition, more than one-third of the states already have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Also, on April 2, 2007, the U.S. Supreme Court in Massachusetts, et al. v. EPA held that carbon dioxide may be regulated as an “air pollutant” under the federal Clean Air Act and that EPA must consider whether it is required to regulate greenhouse gas emissions from mobile sources such as cars and trucks. Moreover, the Court’s holding in the Massachusetts decision that greenhouse gases fall under the federal Clean Air Act’s definition of “air pollutant” also may result in future regulation of greenhouse gas emissions from stationary sources. In July 2008, EPA released an Advance Notice of Proposed Rulemaking regarding possible future regulation of greenhouse gas emissions under the Clean Air Act, in response to the Supreme Court’s decision in Massachusetts. In the notice, EPA evaluated the potential regulation of greenhouse gases under the Clean Air Act and other potential methods of regulating greenhouse gases. Although the notice did not propose any specific, new regulatory requirements for greenhouse gases, it indicates that federal regulation of greenhouse gas emissions could occur in the near future. Thus, there may be restrictions imposed on the emission of greenhouse gases even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial condition, demand for our services, results of operations, and cash flows.

Our internal control over financial reporting may be or become insufficient to allow us to accurately report our financial results or prevent fraud, which could cause our financial statements to become materially misleading and adversely affect the trading price of our common stock.

We are required under Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by our management on the design and operating effectiveness of our internal control over financial reporting. In connection with our Section 404 compliance efforts, we continue to identify remedial measures to improve or strengthen our internal control over financial reporting. If these measures are insufficient to address any future issues, or if material weaknesses or significant deficiencies in our internal control over financial reporting are discovered in the future, we may fail to meet our financial reporting obligations. If we fail to meet these obligations, our financial statements could become materially misleading, which could adversely affect the trading price of our common stock.

Complying with Section 404 of the Sarbanes-Oxley Act of 2002 may strain our financial and management resources.

We are required under Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by our management on the design and operating effectiveness of our internal control over financial reporting. We have incurred and expect to continue to incur significant costs and have spent and expect to continue to spend significant management time to comply with Section 404. As a result, management’s attention has been and may continue to be diverted from other business concerns, which could have a material adverse effect on our financial condition and results of operations. In addition, we may need to hire additional accounting and financial staff with appropriate experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Our future indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of August 5, 2008, our total debt on a consolidated basis was approximately $49.2 million. Our total debt could increase, as we have a total borrowing capacity of $75 million under our revolving credit facility and standby term loan facility, of which $25.8 million was available as of August 5, 2008. Our revolving credit facility and standby term loan facility require us to maintain certain financial ratios and satisfy certain financial conditions and limits our ability to take various actions, such as incurring additional indebtedness, purchasing assets and merging or consolidating with other entities.

Our overall level of indebtedness could have important consequences. For example, it could:

•	impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness;

•	limit our ability to borrow funds that may be necessary to operate or expand our business;

•	put us at a competitive disadvantage to competitors that have less debt;

•	increase our vulnerability to interest rate increases; and

•	hinder our ability to adjust to rapidly changing economic and industry conditions.

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Our Indebtedness” in our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference to this prospectus for a discussion of our revolving credit facility.

Unionization efforts could increase our costs or limit our flexibility.

Presently, none of our employees work under collective bargaining agreements. Unionization efforts have been made from time to time within our industry, to varying degrees of success. Any such unionization could increase our costs or limit our flexibility.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to equipment resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

In addition, oil and natural gas operations of potential customers located in the Appalachian, Mid-Continent and Rocky Mountain regions of the United States can be adversely affected by seasonal weather conditions, primarily in the spring. Many municipalities impose weight restrictions on the paved roads that lead to our jobsites due to the muddy conditions caused by spring thaws. This can limit our access to these jobsites and our ability to service wells in these areas. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs in those regions.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the U.S. and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur or escalate, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenue. Oil and natural gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to customer’s operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Risks Related to Our Common Stock

Future sales of shares of our common stock may adversely affect the market price of our common stock.

We cannot predict what effect, if any, future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock. Management and our directors and their respective affiliates collectively beneficially own over 40% of our outstanding common stock as of August 5, 2008. Certain of these stockholders are parties to a registration rights agreement granting them registration rights with respect to substantially all of these shares. In addition, in August 2006, the shares issued to stockholders prior to the closing of our initial public offering became eligible for resale into the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Resales of substantial amounts of our common stock into the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

Additionally, we have filed a registration statement with the SEC on Form S-8 providing for the registration of 2,700,000 shares of our common stock issued or reserved for issuance under our 2005 Stock Incentive Plan. Subject to the expiration of lock-ups and any applicable restrictions or conditions contained in our 2005 Stock Incentive Plan, the shares registered under that registration statement on Form S-8 are available for resale immediately in the public market without restriction.

Our management and directors beneficially own, control or have substantial influence over a significant amount of our common stock, giving them a controlling influence over our corporate transactions and other matters. Their interests may conflict with yours, and the concentration of ownership of our common stock by such stockholders limits the influence of public stockholders.

As of August 5, 2008, our management, directors and their respective affiliates beneficially own, control or have substantial influence over 40% of our outstanding common stock. If these stockholders voted together as a group, they would have the ability to exert significant influence over our board of directors and its policies. These stockholders would, acting together, be able to control or substantially influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, a merger, consolidation, takeover or other business combination, which could adversely effect the market price of our common stock.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	limitations on the removal of directors;

•	the prohibition of stockholder action by written consent; and

•	limitations on the ability of our stockholders to call special meetings and establish advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

If our stock price fluctuates, you could lose a significant part of your investment.

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. The market price of our common stock is similarly subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

•	changes in securities analysts’ recommendations and their estimates of our financial performance;

•	the public’s reaction to our press releases, announcements and our filings with the SEC and those of our competitors;

•	fluctuations in broader stock market prices and volumes, particularly among securities of oil and natural gas service companies;

•	changes in market valuations of similar companies;

•	investor perception of our industry or our prospects;

•	additions or departures of key personnel;

•	commencement of or involvement in litigation;

•	changes in environmental and other governmental regulations;

•	announcements by us or our competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

•	variations in our quarterly results of operations or cash flows or those of other oil and natural gas service companies;

•	revenue and operating results failing to meet the expectations of securities analysts or investors in a particular quarter;

•	changes in our pricing policies or pricing policies of our competitors;

•	future issuances and sales of our common stock;

•	demand for and trading volume of our common stock;

•	domestic and worldwide supplies and prices of and demand for natural gas and oil; and

•	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in crude oil and natural gas commodity prices, because demand for our services is closely related to the prices of these commodities. This may cause our stock price to fluctuate with these underlying commodity prices, which are highly volatile.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of Debt Securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

Holders of any Debt Securities sold pursuant to this prospectus will be effectively subordinated to all of our secured indebtedness and to all liabilities of our subsidiaries.

Holders of our secured indebtedness, including the indebtedness under our bank credit facilities, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on such Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, our subsidiaries will be permitted to incur additional indebtedness under the Indentures. As a result, holders of such Debt Securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred shareholders of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness of the subsidiaries, will generally have priority as to the assets of the subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the Debt Securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

We are a holding company, with no revenue generating operations of our own. Any restrictions on our subsidiaries’ ability to make distributions to us would materially impact our financial condition and our ability to service our obligations.

We are a holding company with no business operations, sources of income, indebtedness or assets of our own other than our ownership interests in our subsidiaries. Because all our operations are conducted by our subsidiaries, our cash flow and our ability to repay our debt is dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payment of dividends, distributions, loans or advances by our subsidiaries to us will be subject to restrictions imposed by the current and future debt instruments of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any debt securities or to make any funds available therefore. Any right that we will have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization of any such subsidiary, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by that subsidiary. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on any debt securities.

THE COMPANY

General

We are a growing oilfield services company operating in many of the major oil and natural gas producing regions of the United States. We provide a wide range of wellsite solutions to oil and natural gas companies, primarily technical pumping services and down-hole surveying services. We focus on offering technologically advanced equipment and services at competitive prices, which we believe allows us to successfully compete against both major oilfield services companies and smaller, independent service providers. Since 1997, our operations have expanded from two service centers in the Appalachian region to 26 service centers providing coverage across 38 states. Our customer base has grown from 89 customers in 1999 to over 1200 customers today. The majority of our customers are regional, independent oil and natural gas companies. We serve these customers in key markets in many of the active domestic oil and natural gas producing regions, including the Appalachian, Mid-Continent, Rocky Mountain, Southeast and Southwest regions of the United States.

Our principal executive offices are located at 1380 Rt. 286 East, Suite #121, Indiana, Pennsylvania 15701, and our telephone number is (724) 465-8904. Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “SWSI.” We maintain a website at http://www.swsi.com. Information contained on or accessible through our website is not part of this prospectus, and you should rely only on information contained in this prospectus when making a decision as to whether or not to invest in our common stock. Additional information about our company is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERENCE SECURITIES DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

						Six Months
						Ended
	Years Ended December 31,					June 30,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	106.3 x	32.6 x	42.2 x	111.3 x	222.0 x	52.1 x

*	Our consolidated ratios of earnings to fixed charges plus preferred stock dividends for the periods indicated is identical to our consolidated ratios of earnings to fixed charges as we do not have any outstanding preference securities dividends.

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless otherwise indicated in the prospectus supplement, the Debt Securities will not be guaranteed by any of our subsidiaries. The rights of Superior and our creditors, including holders of the Debt Securities, to participate in the assets of any non-guarantor subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities may be our secured or unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock (Section 301).

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) any limit on the aggregate principal amount of the Debt Securities;

(4) the dates on which the principal of the Debt Securities will be payable;

(5) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6) the places where payments on the Debt Securities will be payable;

(7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(10) whether the Debt Securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or the agents of ourself or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any person (a “successor person”), and may not permit any person to consolidate with or merge into us, unless:

(1) the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) Indebtedness of ourself or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us or any Significant Subsidiary remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to Superior Well Services, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Superior Well Services, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Debt Securities;

(7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(9) modify such provisions with respect to modification, amendment or waiver (Section 902); or

(10) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Trustees and any agent of us or a Trustee may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

DESCRIPTION OF CAPITAL STOCK

As of August 5, 2008, our authorized capital stock consisted of:

•	70,000,000 shares of common stock, $0.01 par value; and

•	10,000,000 shares of preferred stock, $0.01 par value, none of which are currently designated.

As of the date of this prospectus, 23,584,296 shares of common stock and no shares of preferred stock are outstanding. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of our common stock can elect all of the members of our board of directors standing for election. The holders of our common stock are entitled to receive dividends as may be declared by our board of directors. Upon our liquidation, dissolution or winding up, and the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and any shares issued pursuant to this prospectus will be, fully paid and non-assessable. The holders of our common stock have no preemptive or other subscription rights to purchase our common stock.

Preferred Stock

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be senior to those of the common stock, without further vote or action by our stockholders. We have no present plans to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and, as a result, protect the continuity of our management. The issuance of shares of preferred stock under our board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of our common stock.

Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders.  Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Amendment of the Bylaws.  Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws, but only at any regular or special meeting of stockholders by the votes of holders of not less than two-thirds of the voting power of all outstanding voting stock.

Classified Board.  Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but our certificate of incorporation provides that our board of directors must consist of not less than three nor more than 11 directors.

Special Meetings of Stockholders.  Our bylaws preclude the ability of our stockholders to call special meetings of stockholders.

Other Limitations on Stockholder Actions.  Advance notice is required for our stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the ability of our stockholders to remove directors without cause is precluded.

Limitation of Liability of Officers and Directors.  Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination under Delaware Law.  We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained the status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued under employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

In connection with our initial public offering, we entered into a registration rights agreement with holders of our common stock, including David E. Wallace, Rhys R. Reese, Jake Linaberger, David E. Snyder and Mark A. Snyder, prior to our initial public offering under which such holders have certain demand and piggyback registration rights with respect to all shares of our common stock that they received in connection with our initial public offering and continue to own. As of August 5, 2008, such holders owned 7,044,484 shares of our common stock. Under this registration rights agreement, these holders have the right to cause us to register the sale of these shares under the Securities Act. Whenever sales of these shares are registered under the Securities Act of 1933, those shares will become freely tradable immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Please read “Certain Relationships and Related-Party Transactions — Registration Rights Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information about the registration rights agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Quotation of Common Stock

Our common stock is traded on The NASDAQ Stock Market, LLC under the symbol “SWSI.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements, each of which will be filed by us with the SEC pursuant to a Current Report on Form 8-K in connection with any offering of warrants.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common or preferred stock, holders of the warrants will not have any of the rights of holders of such stock, including the right to receive payments of any dividends on the stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of our securities, other than the shares of common stock listed on The NASDAQ Stock Market LLC. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the Debt Securities on any securities exchange; any such listing with respect to any particular Debt Securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through The NASDAQ Stock Market LLC, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the Financial Industry Regulatory Authority (the “FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Superior Well Services, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the report of Schneider Downs & Co., Inc., independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

6,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

KeyBanc Capital Markets

Johnson Rice & Company L.L.C.
Macquarie Capital
RBC Capital Markets
Simmons & Company International
Tudor, Pickering, Holt & Co.
PNC Capital Markets LLC
RBS
Stephens Inc.

October   , 2009